Exhibit 99.1

    Sangamo BioSciences Granted U.S. Patent Covering Protein Formulations of
                             Engineered Zinc Fingers

            Claims Broaden Sangamo's Coverage to Include the Delivery
                        of Protein-Based ZFP Therapeutics

    RICHMOND, Calif., Nov. 30 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced that it has been granted a United States patent entitled "Regulation of Endogenous Gene Expression in Cells Using Zinc Finger Proteins." The patent covers the activation or repression of any endogenous gene, in any cell, in any organism using engineered zinc finger DNA-binding proteins (ZFPs) and broadens Sangamo's patent coverage of the uses of engineered ZFPs to include delivery of ZFP Therapeutics as recombinant proteins. Similar patents have been granted or allowed in the European Union and Australia and counterpart applications are pending worldwide.
    "The granting of this patent strengthens and complements Sangamo's existing preeminent intellectual property portfolio covering the design and engineering of ZFPs and their use in gene regulation," said Edward Lanphier, Sangamo's president and chief executive officer. "These issued claims cover our ability to deliver ZFPs to cells and organisms either as a gene or as a protein, whichever formulation is the most therapeutically useful and appropriate."
    Zinc finger DNA-binding proteins (ZFPs) are the dominant class of naturally occurring transcription factors in organisms from yeast to humans. Transcription factors, which are found in the nucleus of every cell, bind to DNA to regulate gene expression. Though there are many kinds of transcription factors, only zinc finger DNA-binding proteins are amenable to engineering and precise targeting to a particular gene or genes of interest. Since the over-expression or under-expression of individual genes is the basis for many diseases, the ability to regulate genes with engineered ZFPs has enormous potential therapeutic benefit. Although the sequences of many therapeutically relevant genes have been patented as isolated or purified sequences, a major advantage of Sangamo's unique technology is that it regulates endogenous cellular genes and is consequently independent of such patents.
    The inventions covered by this patent (U.S. Patent No. 6,824,978) were made by Sangamo scientists.

    About Sangamo
    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The company's most advanced therapeutic development program, currently in a Phase I clinical trial, involves the use of transcription factors for the treatment of peripheral artery disease. Other therapeutic development programs are focused on diabetic neuropathy, ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins
(ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP-Nucleases (ZFNs) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com.

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and applications of Sangamo's ZFP TF technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamon BioSciences, Inc. assumes no obligation to update the forward-looking information contained in this press release.

SOURCE  Sangamo BioSciences, Inc.
    -0-                             11/30/2004
    /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, ewolffe@sangamo.com; or media, Kathy Jones-Nugent, or investors, John Nugent, both of Burns McClellan, Inc., +1-212-213-0006/
    /Web site:  http://www.expressinglife.com /
    /Web site:  http://www.sangamo.com /
    (SGMO)

CO:  Sangamo BioSciences, Inc.
ST:  California
IN:  HEA BIO MTC
SU: